Exhibit 4.42

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Combination Study Agreement

This Combination Study Agreement (“Agreement”) is made and entered into, effective as of September 6, 2016 (“Effective Date”), by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and BioLineRx Ltd., an Israeli company, having a principal place of business at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in 7177871, Israel (“BioLineRx”). Genentech and BioLineRx are each referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.                Genentech is developing the Genentech Compound (defined below) for the treatment of certain tumor types;

B.                 BioLineRx is developing the BioLineRx Compound (defined below) for the treatment of certain tumor types.

C.                Genentech wishes to conduct clinical study(ies) in patients in up to 6 different indications (e.g., Gastric, Non-Small Cell Lung, and Pancreatic Cancer) in which the Genentech Compound and the BioLineRx Compound will be dosed in combination.

D.                BioLineRx wishes to conduct clinical study(ies) in Hematology Oncology patients (e.g., indications such as Acute Myeloid Leukemia and/or Myelodysplastic Syndrome (defined below)) in which the Genentech Compound and the BioLineRx Compound will be dosed in combination.

E.                 Genentech and BioLineRx, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by providing the Genentech Compound and the BioLineRx Compound to each other for the Study.

confidential

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Genentech and BioLineRx agree as follows:

Article 1
Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise specifically indicated.

1.1              “Accounting Standards” means the maintenance of records and books of accounts in accordance with IFRS as currently used at the applicable time by, and as consistently applied by, the applicable Party or its Affiliate or Sublicensee.

1.2              “Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof. Notwithstanding the foregoing, for purposes of this Agreement, Chugai Pharmaceutical Co., Ltd (for purposes of this definition, “Chugai”) and Foundation Medicine, Inc. (for purposes of this definition, “FMI”), and all business entities controlled by Chugai or FMI, shall not be considered Genentech’s Affiliates, unless and until Genentech elects to include one or more of such business entities as its Affiliate, by providing written notice to BioLineRx of such election.

1.3              “Ancillary Agreements” means the Joint Rights Agreement, the Quality Agreement and the Pharmacovigilance Agreement.

1.4              “Applicable Law” means all (a) federal, state, provincial, local, international, multi-national, national and regional statutes, laws, rules, regulations, directives, ordinances, applicable to a particular activity under this Agreement (including the performance of clinical trials and medical treatment) that may be in effect from time to time (including GCP, GDP, GLP, GMP and others promulgated by Regulatory Authorities); (b) applicable data protection and patient privacy laws and requirements (including those specified in the EU Data Protection Directive and the regulations issued under HIPAA); (c) export control and economic sanctions regulations that prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; (d) anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives (including the United States Foreign Corrupt Practices Act); (e) laws and regulations governing payments to healthcare providers; (f) laws and requirements governing ineligibility to participate in federal, state or other healthcare programs (including debarment under 21 USC § 335a, disqualification under 21 CFR §312.70 or § 812.119, sanctions by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program); and (g) successor or replacement statutes, laws, rules, regulations, directives, and ordinances relating to the foregoing.

CONFIDENTIAL

1.5              “BioLineRx Compound” means BL-8040, a C-X-C chemokine receptor type 4 antagonist, and any formulations thereof.

1.6              “BioLineRx Facilities and Records” means, collectively, (a) the facilities at which any of the stages of the Manufacture and Supply of the BioLineRx Compound to be used in a Study are performed and (b) records and other documentation relating to such Manufacture and Supply, including batch records, deviations, investigations and change control documents.

1.7              “BioLineRx Heme-Study(ies)” means a Study conducted pursuant to a BioLineRx Heme Study Protocol(s).

1.8              “BioLineRx Heme-Study Protocol(s)” means the protocol(s) mutually agreed by the Parties, a summary of which is attached in Exhibit D, Part II, and any additional protocol(s) mutually agreed by the Parties involving Hematology Oncology patients (e.g., indications such as Acute Myeloid Leukemia and/or Myelodysplastic Syndrome).

1.9              “Business Day” means a day, other than a Friday (in the case of BioLineRx), Saturday, Sunday or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law or regulation to close.

1.10          “Case Report Form” means the form (whether paper or electronic) for collecting certain data about each Subject, including the data collected for such Subject and reported on such form.

1.11          “CFR” means the United States Code of Federal Regulations.

1.12          “Collaboration IND” means, individually or collectively (as applicable), any or all INDs that include a Protocol, as further described in Section 2.3.

1.13          “Collaboration Invention” is defined in Section 6.1(a)(ii).

1.14          “Combination” means the Genentech Compound and the BioLineRx Compound used in combination, but not co-formulated.

1.15          “Compound” means the Genentech Compound and/or the BioLineRx Compound, as applicable.

1.16          “Compound Supply Plan” means a mutually agreed, written plan for supplying the Non-Sponsor Compound for a given Study. The Compound Supply Plan is attached in Exhibit B. The Compound Supply Plan for supplying the Genentech Compound (for use in the BioLineRx Heme-Study(ies)) is in Exhibit B, Part I, and the Compound Supply Plan for supplying the BioLineRx Compound (for use in the Genentech Solid Tumors-Study(ies)) is in Exhibit B, Part II.

CONFIDENTIAL

1.17          “Confidential Information” means nonpublic information (including Know-How) of a Party that is disclosed in connection with this Agreement (whether orally, electronically, visually or in writing) by or on behalf of such Party to the other Party or its designee. Except as otherwise expressly provided in the Agreement, Study Data, Sample Data, Collaboration Inventions and other intellectual property shall be the Confidential Information of the Party(ies) that own such Study Data, Sample Data, Collaboration Inventions and other intellectual property. Data and other information (including Study Data, Sample Data and Collaboration Inventions) specifically and solely related to the Genentech Compound or to the BioLineRx Compound shall be the Confidential Information solely of Genentech or solely of BioLineRx, respectively, and such information includes investigators’ brochures (and portions thereof), biomarker data, pharmacokinetic and pharmacodynamic data and product storage, handling, expiry, administration and in-use handling information. The terms and conditions of this Agreement and the Protocol shall be Confidential Information jointly owned by the Parties.

1.18          “CRO” means a service provider (e.g., a person, company or organization) that assumes one or more obligations of the Sponsor, in accordance with Title 21 of the CFR, or the equivalent assumption of obligations in a jurisdiction other than the United States.

1.19          “Database Lock” means the locking of a Study database maintained by Sponsor that includes the data from the Case Report Forms, whereby no further changes are allowed thereafter.

1.20          “Data Review Committee” or “DRC” is defined in Section 3.2(a).

1.21          “EMA” means, collectively, the European Medicines Agency and the European Commission (with respect to its functions related to marketing authorizations for medicinal products), or any successor entity thereto performing similar functions.

1.22          “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.23          “Final Study Report” is defined in Section 2.9(c).

1.24          “First Site Ready” means the date when the first Participating Site has all deliverables and approvals in place to support enrollment of Subjects in a given Study.

1.25          “Fully Burdened Manufacturing Cost” means A. the fully absorbed cost of the Manufacturing Party incurred or accrued with respect to each stage of the manufacturing process performed by such Manufacturing Party (or its Affiliate), calculated in accordance with the Accounting Standards employed by the applicable Party on a consistent basis, including the costs of materials, yield and waste levels, direct labor, QA costs (including QC testing, in process testing, stability testing, annual product review, reference standards and certificates of analysis, quality release), equipment maintenance costs, depreciation costs (but excluding the upfront capital expenditures therein), services performed by third party vendors, and costs for utilities; and

confidential

B. costs incurred by the Manufacturing Party or for its account which are attributable to such Manufacturing Party’s central operations (including engineering, supply chain, regulatory, quality, and Manufacturing sciences, supervisory or support services and functions, occupancy costs, and its payroll, information systems, human relations or purchasing functions, Technology Transfer costs, and regulatory expenses, and which are reasonably allocated to company departments based on space occupied or headcount or other activity-based method.

1.26          “GCP” means, as to the United States and the European Union, applicable good clinical practices, including the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) (for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected) in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices including the ICH then in effect in the United States or the European Union.

1.27          “GDP” means, as to the United States and the European Union, applicable good distribution practices in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, distribution practices equivalent to good distribution practices then in effect in the United States or the European Union.

1.28          “Genentech Compound” means atezolizumab, an anti-PD-L1 (programmed death-ligand 1) monoclonal antibody (MPDL3280A or RG7446), and any formulations thereof.

1.29          “Genentech Solid Tumors-Study(ies)” means a Study conducted pursuant to a Genentech Solid Tumors-Study Protocol(s).

1.30          “Genentech Solid Tumors-Study Protocol(s)” means the protocol(s) mutually agreed by the Parties regarding solid tumor indications: Gastric, Non-Small Cell Lung, and Pancreatic Cancer for the initial three indications, followed by three additional indications, possibly to include Colorectal and Ovarian Cancer. Exhibit D, Part I will set forth the summary of each such protocol upon such mutual agreement of the Parties.

1.31          “GLP” means, as to the United States and the European Union, applicable good laboratory practices in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices then in effect in the United States or the European Union.

1.32          “GMP” means, as to the United States and the European Union, applicable good manufacturing practices in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices then in effect in the United States or the European Union.

  CONFIDENTIAL

1.33          “GMP Audit” is defined in Section 4.4(a).

1.34          “HIPAA” means, collectively, the United States Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, as amended from time to time.

1.35          “IND” means an investigational new drug application filed or to be filed with the FDA as described in 21 CFR Part 312, or the equivalent filing with the relevant Regulatory Authority in any jurisdiction (including an investigational medicinal product dossier filed or to be filed with the EMA or a clinical trial application filed or to be filed with Health Canada), together with any amendments, supplements or other additions or deletions thereto.

1.36          “Initial Indication” means (i) for the BioLineRx Heme-Study Protocol(s), Acute Myeloid Leukemia and/or Myelodysplastic Syndrome and (ii) for the Genentech Solid Tumors-Study Protocol(s), Gastric, Non-Small Cell Lung, and/or Pancreatic Cancer.

1.37          “Initial Quality Audit” is defined in Section Error! Reference source not found..

1.38          “Investigator” is defined in 21 CFR § 312.3(b) and, under this Agreement, means an individual who conducts a Study at a Participating Site in any jurisdiction.

1.39          “IRB” means an institutional review board as described in 45 CFR Part 46, or the equivalent entity (such as an independent ethics committee) in any jurisdiction.

1.40          “JDC Chair” is defined in Section 3.1(b).

1.41          “JDC Co-Leader” is defined in Section 3.1(a).

1.42          “Joint Development Committee” or “JDC” is defined in Section 3.1(a).

1.43          “Joint Patent” is defined in Section 6.4(c).

1.44          “Joint Rights Agreement” is defined in Section 6.1(a)(v).

1.45          “Know-How” means scientific or other technical information, including data, assays, protocols, methods, processes, techniques, models, designs and databases.

1.46          “MAA” means an application for marketing authorization filed or to be filed with the relevant Regulatory Authority in any jurisdiction (including a biologics license application or new drug application filed or to be filed with the FDA or a marketing authorization application filed or to be filed with the EMA or Health Canada), together with any amendments, supplements or other additions or deletions thereto.

1.47          “Manufacture and Supply” or “Manufacturing and Supplying” or the like, means all stages of the manufacture and supply of a Compound, including planning, purchasing, manufacture, processing, compounding, transportation, handling, storage, filling, packaging, disposal, labeling, leafleting, testing, quality control, quality assurance, sample retention, stability testing, release, instruction, training and dispatch, as applicable.

CONFIDENTIAL

1.48          “Non-Sponsor” means, with respect to a given Study, the Party that is not the Sponsor of such Study.

1.49          “Participating Site” means a hospital or other institution or entity participating in a given Study.

1.50          “Patents” means all patents and patent applications, in any country, including any reissues, reexaminations, patents of addition, extensions and supplementary protection certificates, registrations, divisions, continuations, continuations-in-part, substitutions and renewals thereof.

1.51          “Pharmacovigilance Agreement” is defined in Section 2.8.

1.52          “Phase 1” means the dose escalation phase of a Study to determine the maximum tolerated dose (MTD) and/or putative optimal biologic dose of the Combination.

1.53          “Phase 2” means the expansion phase of a Study to assess the preliminary efficacy signal in Subjects with the Initial Indication.

1.54          “Project Participants” means Investigators, Subinvestigators, Participating Sites, CROs, drug distributors, vendors and subcontractors or agents of Sponsor (or Sponsor’s Affiliates), who conduct or assist in conducting the Sponsor’s Study or provide related services. For clarity, Subjects are not within the definition of Project Participants.

1.55          “Prosecution and Maintenance” or “Prosecute and Maintain” is defined in Section 6.4(a)(ii).

1.56          “Protocol” means, as applicable, the Genentech Solid Tumors-Study Protocol(s) or the BioLineRx Heme-Study Protocol(s).

1.57          “Quality Agreement” is defined in Section 4.4(b).

1.58          “Regulatory Authority” means (a) the FDA; (b) the EMA; or (c) any regulatory authority or body performing similar functions in any jurisdiction anywhere in the world.

1.59          “Regulatory Documentation” means any document submitted to a Regulatory Authority, including all INDs, MAAs, and drug master files, as well as correspondence with Regulatory Authorities, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records.

1.60          “Right of Cross-Reference” means a written and signed statement by a Party to the applicable Regulatory Authority that authorizes such Regulatory Authority to reference information submitted previously by such Party to such Regulatory Authority, as described in 21 CFR § 312.23(b), or the equivalent authorization in a jurisdiction other than the United States.

CONFIDENTIAL

1.61          “Roche Group” means Genentech and its Affiliates.

1.62          “Sample Analyses” means the testing procedures and analyses of the Samples to be performed under this Agreement in accordance with the Sample Analyses Plan.

1.63          “Sample Analyses Plan” means a mutually agreed, written plan that outlines (a) the Sample Analyses to be performed; (b) the priority for using available Samples; (c) which Party is responsible for performing particular Sample Analyses; (d) the timing for sharing particular subsets of the Sample Data; and (e) the ownership of particular subsets of the Sample Data. The Sample Analyses Plan for Samples obtained from the Genentech Solid Tumors-Study(ies) is in Exhibit A, Part I and the Sample Analyses Plan for Samples obtained from the BioLineRx Heme-Study(ies) is in Exhibit A, Part II.

1.64          “Sample Data” means the data from the Sample Analyses, as described in this Agreement.

1.65          “Samples” means biological samples collected from Subjects in accordance with the Protocol.

1.66          “Specifications” means (a) with respect to the Non-Sponsor Compound, the set of specifications for such Compound set forth in the Quality Agreement, and (b) with respect to the Sponsor Compound, the applicable set of specifications for the Manufacture and Supply of such Compound for use in a Study.

1.67          “Sponsor” is defined in 21 CFR § 312.3(b) and, under this Agreement, means the entity that takes responsibility for and initiates a given Study in any jurisdiction.

1.68          “Study” means the clinical investigation(s) included in a given Protocol to study the Combination. For purposes of this Agreement, the Study excludes the Sample Analyses References in this Agreement to “a Study” (or the like) refer to, as applicable, the clinical investigation(s) included in the Genentech Solid Tumors-Study Protocol(s) or the clinical investigation(s) included in the BioLineRx Heme-Study Protocol(s).

1.69          “Study Completion” means the last Subject visit specified in a given Protocol for primary endpoint evaluation.

1.70          “Study Data” Means, for a given Study, the data from (a) Case Report Forms and (b) the Final Study Report. The term “Study Data” excludes the Sample Data.

1.71          “Subinvestigator” is defined in 21 CFR § 312.3(b) and, in the event a given Study is conducted by a team at a Participating Site, the term “Subinvestigator” means an individual designated by the Investigator (who is the responsible leader of such team).

CONFIDENTIAL

1.72          “Subject” is defined in 21 CFR § 312.3(b) and, under this Agreement, means a human who participates in a Study in any jurisdiction.

1.73          “Tangible Materials” means reagents, assay kits and other tangible materials that one Party supplies to the other Party under this Agreement. The term “Tangible Materials” excludes Compounds and Samples.

1.74          “Tangible Materials List” means the list of particular Tangible Materials (if any) that each Party is responsible for supplying to the other Party under Section 5.3(a). The Tangible Materials List is attached in Exhibit E.

1.75          “Term” means the term during which this Agreement is in effect, in accordance with Section 12.1.

1.76          “Third Party” means any person or entity other than a Party or its Affiliates.

Article 2
Conduct of the Study(ies)

2.1              Overview. The Parties wish to collaborate regarding the Genentech Solid Tumors-Study(ies) and the BioLineRx Heme-Study(ies) to be conducted under this Agreement. Each Party shall use commercially reasonable efforts to perform its obligations hereunder. References in this Agreement to terms defined (directly or indirectly) in relation to a given Study (e.g., Sponsor, Non-Sponsor, Protocol, Compound, Study Data, Sample Data, Joint Development Committee, Collaboration Invention, Pharmacovigilance Agreement and Quality Agreement) shall be interpreted in the context of such Study, unless a reference implies a more general context. By way of example, but not limitation, with respect to the BioLineRx Heme-Study(ies), BioLineRx is the Sponsor, Genentech is the Non-Sponsor and a representative from BioLineRx shall be the JDC Chair of the Joint Development Committee that oversees the BioLineRx Heme-Study(ies). Each Party acknowledges that the other Party currently is performing, and in the future may perform, collaborative studies with Third Parties that involve such Party’s Compound used in combination with each such Third Party’s therapeutic agent, and that such Third Party collaborative activities and undertakings are not a per se violation or breach of this Agreement.

2.2              Sponsor. Genentech shall be the Sponsor of the Genentech Solid Tumors-Study(ies), and BioLineRx shall be the Sponsor of the BioLineRx Heme-Study(ies). Sponsor shall conduct, and use commercially reasonable efforts to cause all Project Participants to conduct, the Sponsor’s Study in accordance with this Agreement, the Protocol and Applicable Law. Sponsor shall be responsible for obtaining all approvals and clearances necessary to conduct the Sponsor’s Study, including approvals from Regulatory Authorities and IRBs and customs clearances. In no event shall any member of the Roche Group be deemed a Sponsor of the BioLineRx Heme-Study(ies). In no event shall BioLineRx be deemed a Sponsor of the Genentech Solid Tumors-Study(ies).

CONFIDENTIAL

2.3              Collaboration IND; Investigator’s Brochure. Sponsor shall own and shall file its Collaboration IND. For the avoidance of doubt, a Collaboration IND will not be a combination IND. If a Regulatory Authority requests a separate combination IND for a given Study, the Parties shall meet and agree on an approach to address such request. Each Party shall be responsible for (a) drafting, and updating as necessary for each Study, an investigator’s brochure for its Compound, and (b) filing, as applicable, all necessary Regulatory Documentation to its existing IND for its Compound, including submitting to such IND any serious adverse event and adverse drug reaction cases emerging from the Study. Non-Sponsor shall provide to Sponsor its investigator’s brochure (and regularly provide any updates) for the Non-Sponsor Compound.

2.4              Protocol. For each Study a complete Protocol will be prepared by Sponsor and approved by the Joint Development Committee after the Effective Date. A summary of each such Protocol will be mutually agreed by the Parties within [*] days after the Effective Date, and each such mutually agreed Protocol summary will be appended as Exhibit D. Any proposed amendments to a given Protocol necessary to protect the safety of Subjects shall be promptly reported to Non-Sponsor in writing. Notwithstanding anything to the contrary in this Agreement, the prior written consent of Non-Sponsor is required for amendments to a Protocol that are (a) material amendments (other than amendments relating solely to the Sponsor Compound), including the maximum number of Subjects to be enrolled in the applicable Study, and (b) amendments (whether or not material) relating specifically to the Non-Sponsor Compound. Non-Sponsor shall provide such consent to each such amendment, or a written explanation for why such consent is being withheld, [*] of receiving Sponsor’s request therefor. Non-Sponsor shall not unreasonably withhold, condition or delay its consent for such amendments.

2.5              Enrollment. Sponsor shall not begin enrolling Subjects in Sponsor’s Studies until after the date of full execution of the Pharmacovigilance Agreement by the Parties. Sponsor shall enroll Subjects in compliance with Applicable Law and shall be responsible for tracking Subject enrollment at Participating Sites. The total enrollment for Genentech’s initial Genentech Solid Tumors-Study(ies) (for at least two (2) and up to three (3) different indications) shall not exceed [*], consistent with an expansion of up to [*] enrolled for each indication, unless the Parties otherwise mutually agree in writing. Genentech anticipates that each Genentech Solid Tumors-Study will enroll [*] with potential expansion to [*] enrolled in each Genentech Solid Tumors-Study. If Genentech elects to conduct up to three (3) additional Genentech Solid Tumors-Study(ies) (i.e., up to six (6) total Genentech Solid Tumors-Study(ies) are permitted) based on the Study Data obtained from the initial Genentech Solid Tumors-Study(ies), such election shall be agreed upon by the Parties. The total enrollment for Genentech’s subsequent Genentech Solid Tumors-Study(ies) (for an additional three (3) different indications) shall not exceed [*] unless the Parties otherwise mutually agree in writing, and such Genentech Solid Tumors-Study(ies) enrollment will be consistent with the Subject enrollment approach described in the preceding sentence. If Genentech decides to proceed with one or more of the subsequent Genentech Solid Tumors-Study(ies), it will give BioLineRx an advance written notice of such decision and the Parties will amend the Compound Supply Plan to support such decision. The total enrollment for BioLineRx Heme-Study(ies) shall not exceed [*] unless the Parties otherwise mutually agree in writing.

CONFIDENTIAL

2.6              Project Participants. Sponsor is solely responsible for the performance and conduct of the Project Participants, including monitoring the conduct of the Sponsor’s Study(ies) at the Participating Sites. Sponsor is solely responsible for negotiating and executing the necessary agreements with all Project Participants involved with the Sponsor’s Study(ies). Sponsor shall ensure that (a)  all such agreements include terms and conditions that are consistent with the terms and conditions of this Agreement (including the confidentiality provisions in Article 7); (b) all such Project Participants are appropriately qualified, and Sponsor has satisfied the requirements of Section 11.2 with respect to such Project Participants; and (c) the compensation being paid to a Participating Site under its agreement with Sponsor for the Sponsor’s Study(ies) constitutes the fair market value of the services to be provided. Notwithstanding the foregoing or any other provision to the contrary hereunder, the obligations of Sponsor and the rights of Non-Sponsor under this Agreement shall be subject to, and limited by, the terms and conditions of any clinical trial agreements or clinical research agreements Sponsor has entered into with Participating Sites prior to the Effective Date (“Existing Clinical Trial Agreements”), including terms and conditions of ownership of intellectual property, patent prosecution and maintenance, confidentiality, publication, and indemnification; provided, however, to the extent Sponsor has obtained the applicable rights under such Existing Clinical Trial Agreement, Sponsor shall cooperate with Non-Sponsor to exercise such rights of Non-Sponsor in the same manner as set forth hereunder. In no event shall any agreement with a Project Participant represent that any member of the Roche Group is a Sponsor of the BioLineRx Heme-Study(ies), or is otherwise responsible for the BioLineRx Heme-Study(ies). In no event shall any agreement with a Project Participant represent that BioLineRx is a Sponsor of the Genentech Solid Tumors-Study(ies), or is otherwise responsible for the Genentech Solid Tumors-Study(ies).

2.7              Regulatory Matters.

(a)   Generally. Sponsor shall comply with all reasonable guidance and direction provided by Regulatory Authorities and IRBs with jurisdiction over the Sponsor’s Study(ies). Sponsor shall perform all regulatory obligations imposed on the Sponsor (including preparing and submitting Regulatory Documentation for the Sponsor’s Study(ies), in accordance with the Protocol(s) and Applicable Law).

(b)  Interactions with Regulatory Authorities. Sponsor shall promptly provide Non-Sponsor with a copy of any material notice, inquiry or correspondence that Sponsor (or a Project Participant) receives from a Regulatory Authority regarding the Sponsor’s Study(ies) (for purposes of this Section 2.7, a “Material Regulatory Notice”), including any serious safety matter related to a Party’s Compound or the Combination and any inspection or investigation by a Regulatory Authority. Non-Sponsor shall have the right (but not the obligation) to provide comments to any response to a Material Regulatory Notice and to participate in any discussions with a Regulatory Authority, to the extent permitted by such Regulatory Authority. Without limiting Non-Sponsor’s obligations under Section 2.10, Non-Sponsor shall promptly provide Sponsor with a copy of any material notice, inquiry or correspondence that Non-Sponsor or its Affiliates receives from a Regulatory Authority regarding the Non-Sponsor Compound that would reasonably have, or reasonably be expected to have, a material impact on the conduct of the Sponsor’s Study(ies), including any serious safety matter related to the Non-Sponsor Compound.

CONFIDENTIAL

(c)   Rights of Reference. Each Party shall promptly provide (to the other Party or to the applicable Regulatory Authority) a Right of Cross-Reference with respect to such Party’s Compound to the extent necessary to allow the other Party’s Study(ies) (including any Additional Study(ies)) to be conducted under the Collaboration IND. A Right of Cross-Reference shall not be used to support approval of a Party’s MAA to market its Compound for use in the Combination. A Right of Cross-Reference provided by a Party shall remain in full force and effect unless withdrawn by such Party, which it may do, upon termination of this Agreement under Section 12.2 or Section 12.3.

2.8              Safety Reporting. Sponsor shall comply with Applicable Law for safety reporting requirements. Prior to First Site Ready, the Parties shall execute a separate pharmacovigilance agreement that defines the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting for the Compounds used in a given Study(ies) (“Pharmacovigilance Agreement”).

2.9              Documentation, Updates and Final Study Report.

(a)   Documentation. Each Party shall maintain reports and documentation arising in connection with a given Study(ies) in good scientific manner and in compliance with Applicable Law. Each Party shall provide to the other Party all such reports and documentation arising from a given Study(ies) (including reports of interim analyses, if applicable) reasonably requested in writing to enable such other Party to comply with any of its legal, regulatory and/or contractual obligations or to respond to any request by a Regulatory Authority with respect to such other Party’s Study(ies) or its Compound.

(b)  Updates. Sponsor shall provide written updates regarding the status of the Sponsor’s Study(ies) (including enrollment status, project timelines, Non-Sponsor Compound inventory and Non-Sponsor Compound forecasting) to Non-Sponsor on a calendar quarterly basis, within [*] after the end of each calendar quarter. After receiving a status update, Non-Sponsor may request that Sponsor make available Sponsor’s personnel and/or Project Participants (if requested by Non-Sponsor), on a reasonable basis, to address Non-Sponsor’s questions regarding such status update, either in person or by telephone. Non-Sponsor shall provide a written list of questions and/or topics for discussion in advance of such discussion.

CONFIDENTIAL

(c)   Top-Line Results. Within [*] after Database Lock for a given Study, Sponsor shall deliver to Non-Sponsor a copy of such Study’s top-line results (“Top-Line Results”), which shall be reviewed and discussed by the JDC. Such Top-Line Results will describe in detail the outcomes and output of statistical analyses of the final Study Data for such Study (including statistical significance, performance against Study endpoint(s) and adverse event/ safety profile).

(d)  Final Study Report. Sponsor shall summarize the findings of the Sponsor’s Study(ies) in a Final Study Report. Sponsor shall provide the Final Study Report to Non-Sponsor within [*] after Database Lock for such Study. “Final Study Report” means a formal clinical study report documenting and summarizing the results and interpretation of the Study, including the trial design, trial objectives, Subject assessment, data analysis, results, risk/benefit analysis, safety and effectiveness, in accordance with the requirements of Regulatory Authorities on the structure and content of clinical study reports.

2.10          Non-Sponsor Study Responsibilities. In addition to Non-Sponsor’s obligations to supply the Non-Sponsor Compound under Section 4.2, Non-Sponsor shall provide and make available to Sponsor any information about the Non-Sponsor Compound necessary to support Sponsor in conducting the Sponsor’s Study(ies). Further, Non-Sponsor shall provide reasonable assistance to Sponsor to support Sponsor’s interactions with Regulatory Authorities and IRBs in connection with the Sponsor’s Study(ies).

2.11          Costs. Each Party shall perform its obligations under this Agreement [*]. Except for Non-Sponsor’s obligation to supply the Non-Sponsor Compound under Section 4.2, or as otherwise agreed to in writing by the Parties, [*]

2.12          Additional Studies.

(a)   Using Combination. If one Party (for purposes of this Section 2.12(a), the “Proposing Party”) wishes to conduct one or more registration studies for the Combination, or one or more additional clinical studies in direct support of a registration study, within the indications related to the BioLineRx Heme-Study(ies) or the Genentech Solid-Tumors-Study(ies) using the Combination as agreed on in this Agreement (for purposes of this Section 2.12(a), each an “Additional Study”), the Proposing Party shall provide a written protocol summary for each such given Additional Study to the other Party (for purposes of this Section 2.12(a), the “Responding Party”) at least [*] prior to initiating each such Additional Study. The Parties shall discuss in good faith the possibility of, and the terms and conditions for, conducting such Additional Study as a collaboration of the Parties (or otherwise), including cost sharing, decision making and the supply of Compounds. If the Parties do not agree to the terms and conditions for conducting such Additional Study as a collaboration of the Parties (or if the Responding Party does not wish to collaborate on such Additional Study), the Proposing Party may proceed alone, provided such Additional Study is approved by the applicable Regulatory Authorities. If the Proposing Party proceeds alone, the Responding Party shall provide to the Proposing Party quantities of the Responding Party’s Compound (with respect to BioLineRx, [*] and with respect to Genentech, [*] that are sufficient to conduct such Additional Study (as described in the corresponding protocol summary), provided that supplying such quantities of Compound would not impact the Responding Party’s ability to support its own clinical trials and patients worldwide. Additionally, and subject to the limitations set forth in Section 2.7(c), the Responding Party shall provide to the Proposing Party a Right of Cross-Reference to the Responding Party’s existing IND for its Compound, to the extent necessary for the Additional Study (as described in such protocol summary) to be conducted. This right to propose Additional Studies in accordance with this Section 2.12(a) shall survive the expiration of this Agreement for a period of [*]

CONFIDENTIAL

(b)  Other Studies. Other than as expressly set forth in this Agreement, nothing in this Agreement shall (1) be construed as a representation or inference that a Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination, including [*] and [*] (as defined in Section 16.4), or any other product, program, technology or process of such Party; (2) prohibit either Party from performing any additional studies (including clinical studies) relating to its own Compound, either individually or in combination with any other compound or product, in any therapeutic area; (3) create an exclusive relationship between the Parties with respect to either Compound; or (4) impose any restriction on a Party’s right to license, assign or transfer its Compound; provided that, with respect to the foregoing (1-4), such Party fulfills all of its obligations under this Agreement, including obligations with respect to the other Party’s Compound and the Study Data, Sample Analyses, Sample Data, Confidential Information and Jointly Owned Inventions.

Article 3
Governance

3.1              Joint Development Committee.

(a)   Establishment of the JDC. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (“Joint Development Committee” or “JDC”) to oversee each Study and the Parties’ activities under the related Sample Analyses Plan. The JDC shall be composed of at least two (2), but no more than three (3) representatives designated by each Party (and the Parties need not have the same number of representatives). The representatives shall be appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the Parties’ activities then being undertaken. Each Party shall designate one of its representatives as its primary JDC contact for JDC matters (such Party’s “JDC Co-Leader”). A Party may replace any or all of its representatives (and designated JDC Co-Leader) at any time by informing the other Party’s JDC Co-Leader in advance, in writing (which may be by email). The JDC shall exist until the Final Study Report and all Sample Data are provided for the applicable Study (including all Additional Studies). All discussion of the JDC and all information provided to or generated by the JDC is deemed Confidential Information of the appropriate Party.

CONFIDENTIAL

(b)  Chair of JDC. A Joint Development Committee representative from Sponsor shall chair the Joint Development Committee overseeing Sponsor’s Study(ies) (“JDC Chair”). The JDC Chair shall be responsible for the following: (i) scheduling JDC meetings and setting meeting agendas; (ii) calling emergency JDC meetings; and (iii) any additional responsibilities specified in the Agreement or otherwise agreed by the Parties in writing. Notwithstanding anything to the contrary in the foregoing, each of the JDC Co-Leaders has the right to schedule JDC meetings, raise matters for discussion and put matters to a vote of the JDC.

(c)   Responsibilities of the JDC. The Joint Development Committee shall perform the following activities with respect to each Sponsor’s Study(ies) and related Sample Analyses Plan(s):

(i)             review and approve the final version of the Protocol and any amendments to the Protocol described in Section 2.4 as requiring Non-Sponsor’s written consent, and review aspects of each Sample Analyses Plan that relate to both Compounds;

(ii)            discuss potential Participating Sites and Investigators;

(iii)           review the progress of each Study, including without limitation interim Study results, as well as the Parties’ activities under such Study’s Sample Analyses Plan, and make related decisions;

(iv)            evaluate and decide whether and how to address any safety matters related to the Combination;

(v)             if a Data Review Committee (as described in Section 3.2) is established, decide whether and how to address its recommendations;

(vi)            address any regulatory issues and communications with Regulatory Authorities;

(vii)          address issues that arise if the available quantities of either Compound are insufficient to reach Study Completion, including as described in Section 4.3;

(viii)         coordinate the transfer of materials and information between the Parties, including the Study Data, the Final Study Report, Tangible Materials (if any), the Samples and the Sample Data; and

(ix)           attempt to resolve disputes related to each Study and perform such other functions as appropriate to further the purposes of each Study, or as otherwise specified in this Agreement or agreed to by the Parties in writing.

(d)  Decision Making Authority. With respect to the responsibilities of the Joint Development Committee, each Party shall have one (1) collective vote in all decisions, and the Parties shall attempt to make decisions by reaching agreement. If the JDC cannot reach agreement within [*] of a disputed matter being brought to a vote of the JDC, either Party may refer the dispute to the Parties’ executives for resolution in accordance with Section 15.1 and the other provisions of Article 15. The JDC has no authority to amend, or to waive compliance with, any provisions of this Agreement.

CONFIDENTIAL

(e)   Meetings; Attendees; Decisions. Once established, the Joint Development Committee shall meet as deemed appropriate by the JDC, but at least twice in each calendar year, and at least one of these meetings would be in person. The JDC may meet in person or via teleconference, video conference or the like. Between meetings of the JDC, Sponsor will respond to reasonable requests from Non-Sponsor for updates regarding the status of the Sponsor’s Study(ies). Each Party shall bear the expense of its respective representatives’ participation in JDC meetings. If a Party’s representative is unable to attend a given meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative. Each Party may invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JDC meetings, provided that such invitees are bound by appropriate confidentiality obligations. The JDC shall maintain written minutes of each JDC meeting, including all decisions made, action items assigned or completed and other appropriate matters. The JDC Chair shall prepare the initial draft minutes and provide them to the Non-Sponsor’s JDC Co-Leader, within [*] of such meeting, for review and approval.

(f)    Sub-Teams; Designees. From time to time, the Joint Development Committee may establish sub-teams to oversee particular projects or activities, and such sub-teams will be constituted and operate as determined by the JDC. From time to time, the JDC may designate individuals (by name or function) to oversee certain activities, and such designees will perform such activities as determined by the JDC. By way of example, but not limitation, the JDC may establish sub-teams or designate individuals to oversee and coordinate publications strategy or patent prosecution matters.

3.2              Data Review Committee.

(a)   Establishment of the DRC; Meetings. Under the direction of the Joint Development Committee, the Parties may establish a Data Review Committee (“Data Review Committee” or “DRC”) to monitor the safety of the Compounds and the Combination being used in the Study(ies). The DRC shall be composed of (i) at least one clinician designated by Genentech familiar with the therapeutic profile of the Genentech Compound; provided that such clinician is not participating in any other clinical studies involving the BioLineRx Compound in combination with a Third Party’s agent; (ii) at least one clinician designated by BioLineRx familiar with the therapeutic profile of the BioLineRx Compound; and (iii) if the Parties agree to include one or more additional clinicians and/or statisticians, such individuals shall be acceptable to both Parties, and in each of (i), (ii) or (iii) above, such clinicians shall be bound by appropriate confidentiality obligations. If established, the DRC shall disuss [*] during Phase 1 (if a Phase 1 dose escalation is included in a given Study’s Protocol), at least every [*] during Phase Ib and on an ad hoc basis as necessary during the conduct of the Study(ies).

CONFIDENTIAL

(b)  Responsibilities of the DRC. The Data Review Committee shall perform the following activities:

(i)             evaluate suspected dose-limiting toxicities (using criteria defined in the Protocol, if applicable) and adjudicate treatment-related adverse events, based on clinical experience with the Compounds;

(ii)            make recommendations to the JDC to hold dosing or enrollment, if safety data require further evaluation;

(iii)           make recommendations to the JDC to end dosing or enrollment; and

(iv)            perform such other functions as directed by the JDC.

(c)   Advisory Body. The Data Review Committee shall be solely an advisory body to the Joint Development Committee and shall not have any power to make decisions that bind either Party.

Article 4
Supply of Study Drugs

4.1              Sponsor Compound. Sponsor shall use commercially reasonable efforts to Manufacture and Supply, at its expense, sufficient quantities of the Sponsor Compound to conduct the Study. Sponsor represents and warrants to Non-Sponsor that the Sponsor Compound used in the Study(ies) shall be Manufactured and Supplied to the Participating Sites in compliance with the Specifications for the Sponsor Compound and Applicable Law. Unless otherwise mutually agreed by the Parties in writing or otherwise set forth in a given Compound Supply Plan, Genentech will supply only commercial grade Compound for BioLineRx Heme-Study(ies). Each Non-Sponsor shall supply its Compound for Sponsor’s Study(ies) at no charge to Sponsor (i.e., the supplying Party will be solely responsible for costs of manufacture or acquisition, preparation, shipping and export/import). For the avoidance of doubt, Sponsor shall be responsible for packaging and labeling of Non-Sponsor Compound.

4.2              Non-Sponsor Compound.

(a)   Manufacture and Supply. Non-Sponsor shall use commercially reasonable efforts to Manufacture and Supply, at its expense, the quantities of the Non-Sponsor Compound specified in the Compound Supply Plan. Non-Sponsor represents and warrants to Sponsor that such Non-Sponsor Compound provided for use in the Study(ies) shall be Manufactured and Supplied to Sponsor, a Project Participant designated by Sponsor or other locations agreed to by the Joint Development Committee (for purposes of this Section 4.2, “Delivery Locations”) in compliance with the Specifications for the Non-Sponsor Compound, Applicable Law and the Quality Agreement. Non-Sponsor shall ensure that any Non-Sponsor Compound Manufactured and Supplied under this Agreement has, at the time of delivery, an adequate remaining shelf life to meet the Study(ies) requirements. Each Non-Sponsor shall supply its Compound for Sponsor’s Study(ies) at no charge to Sponsor (i.e., the supplying Party will be solely responsible for costs of manufacture or acquisition, preparation, shipping and export/import).

CONFIDENTIAL

(b)  Delivery. Non-Sponsor shall deliver the Non-Sponsor Compound to the Delivery Locations in accordance with the Quality Agreement and the timelines specified in the Compound Supply Plan or as otherwise determined by the Joint Development Committee. Sponsor shall require the Participating Sites to (i) maintain accurate records of all Non-Sponsor Compound received and dispensed in the conduct of the Sponsor’s Study and (ii) properly store all Non-Sponsor Compound in accordance with any written instructions provided by Non-Sponsor and Applicable Law, and in a secure and locked location to prevent theft or misuse.

(c)   Remaining Compound. Upon completion or termination of the Sponsor’s Study(ies), Sponsor shall ensure that all unused quantities of the Non-Sponsor Compound, as well as all used vials and bottles containing the Non-Sponsor Compound, are destroyed in accordance with Non-Sponsor’s standard operating procedures (as set forth in the applicable Compound Supply Plan, or as otherwise mutually agreed by the Parties in writing) and documented accordingly (including certifying such destruction in writing to Non-Sponsor), or returned to Non-Sponsor or its designated agent if requested by Non-Sponsor within thirty (30) Business Days following such completion or termination.

(d)  Use of Compound. Sponsor has the right to use the Non-Sponsor Compound for the purpose of conducting the Sponsor’s Study(ies) and performing under each applicable Sample Analyses Plan, and shall not use the Non-Sponsor Compound for any other purposes (except as otherwise set forth herein, or otherwise mutually agreed by the Parties in writing). Sponsor shall use, store, transport, handle and dispose of the Non-Sponsor Compound in compliance with Applicable Law, the Quality Agreement and all written instructions received from Non-Sponsor. Sponsor shall not attempt to derive or reverse engineer the composition or underlying information or structure of the Non-Sponsor Compound, and in particular shall not analyze the Non-Sponsor Compound by physical, chemical or biochemical means, except as necessary to perform its obligations under the Quality Agreement, if any. Non-Sponsor shall solely own all right, title and interest in and to any invention, discovery or creation (including materials and Know-How or other intellectual property), whether or not patentable, that results from any unpermitted use of the Non-Sponsor Compound supplied to Sponsor under this Agreement in breach of this Section 4.2(d); Sponsor hereby assigns any such inventions to Non-Sponsor. Sponsor shall ensure that any party performing Sponsor’s Study(ies)-related activities on behalf of Sponsor is contractually bound in writing by obligations reasonably similar to those set forth in this Section 4.2(d).

4.3              Insufficient Quantities; Delay. If BioLineRx or Genentech determines that the quantities of the BioLineRx Compound or the Genentech Compound, respectively, are not sufficient to reach Study Completion, such Party shall promptly notify the other Party, including what quantities of its Compound, if any, are available for the Study(ies). The Parties will promptly discuss how to address the shortage and allocate the available amounts of the BioLineRx Compound or the Genentech Compound, as applicable. Neither Sponsor nor Non-Sponsor, as the case may be, shall be deemed in breach of this Agreement in the event of a shortage of its Compound, provided such Party has complied with its obligations under Section 4.1 or Section 4.2, as applicable. Each Party also shall promptly notify the other Party in writing if there will be a delay in manufacturing its Compound that is likely to adversely affect supply of its Compound as contemplated by the applicable Compound Supply Plan.

CONFIDENTIAL

4.4              Quality Agreement.

(a)       GMP Audit.  Genentech may request an audit of the BioLineRx Facilities and Records, to be conducted during a minimum of two (2) consecutive Business Days and a maximum of four (4) consecutive Business Days per facility for the purpose of ascertaining that the BioLineRx Compound to be used in the Genentech Solid Tumors-Study(ies) is Manufactured and Supplied in compliance with GMP and GDP (“GMP Audit”).  Upon a written request by Genentech to BioLineRx delivered at least [*] in advance of the proposed audit dates, Genentech (or its representatives who are reasonably acceptable to BioLineRx) shall have the right to perform the GMP Audit in accordance with a written audit plan (including the mutually agreed dates for such audit) proposed by Genentech and agreed to by the Parties. Such GMP Audit shall be conducted at Genentech’s sole expense, and Genentech’s auditing personnel will be accompanied at all times by BioLineRx personnel (or its representative who is reasonably acceptable to Genentech).  Following the GMP Audit and delivery to BioLineRx of a written summary of Genentech’s audit findings, including details of any deficiencies in BioLineRx Facilities and Records that are identified during the GMP Audit, Genentech shall elect, in writing, to (i) execute a Quality Agreement, in accordance with Section 4.4(b) or (ii) if such deficiencies in the BioLineRx Facilities and Records have been identified, BioLineRx shall have [*] to correct such identified deficiencies (such [*] period is subject to extension by mutual written agreement of the Parties). If BioLineRx fails to correct such identified deficiencies within such [*] (or extended) period to Genentech’s reasonable satisfaction, then Genentech may either terminate the Agreement or elect to not proceed with the Genentech Solid Tumors-Study(ies), in which case, the Parties’ rights and obligations with respect to such Study(ies) will terminate.

(b)       Quality Agreement.  The Parties shall execute a Quality Agreement within [*] of Genentech’s election to do so under Section 4.4(a).  In the event of a conflict between the Quality Agreement and this Agreement, the Quality Agreement shall govern and control with respect to the Parties’ roles and responsibilities related to quality systems and quality requirements for the Manufacture and Supply of the Non-Sponsor Compound for each of the Parties’ Studies, and this Agreement shall govern and control with respect to all other terms.

(c)       Regulatory Authorities. As may be further described in the Quality Agreement for the BioLineRx Compound used in the Genentech Solid Tumors-Study(ies), BioLineRx shall cooperate with requests from any Regulatory Authority to conduct inspections and audits of the BioLineRx Facilities and Records (each such inspection or audit, an “Inspection”). Also, as may be further described in the Quality Agreement, BioLineRx shall, to the extent BioLineRx has the right to do so, (i) notify Genentech of any request from a Regulatory Authority for an Inspection; (ii) inform Genentech of the results and conclusions of Inspections; (iii) permit Genentech (or its representatives who are reasonably acceptable to BioLineRx) to assist in the preparation for, and be present at, Inspections; and (iv) provide Genentech with copies of any written Inspection reports issued by a Regulatory Authority and any related correspondence. In addition to BioLineRx’s obligations under Section 2.7(b) (as Non-Sponsor) to provide Genentech (as Sponsor) certain notices, inquiries and correspondence from Regulatory Authorities, as may be further described in the Quality Agreement, BioLineRx shall permit Genentech to participate in responses thereto. Genentech shall deliver to BioLineRx a written summary of the results and conclusions of any Regulatory Authority inspections and audits of the Genentech facilities and records pertaining to the Combination or to the BioLineRx Compound, such summary to be provided in reasonable detail so as to enable BioLineRx to determine the impact of such results and conclusions on BioLineRx and/or the BioLineRx Heme-Study(ies).

CONFIDENTIAL

                4.5        Mutual Obligations. Each Party shall obtain and maintain all regulatory approvals (including facility licenses) required to Manufacture and Supply its Compound under this Agreement in compliance with Applicable Law. Each Party shall notify the other Party as promptly as possible in the event any delay (or other event) is likely to adversely affect its ability to fulfill its obligations to Manufacture and Supply its Compound under this Agreement. Subject to Section 2.12, this Agreement does not create any obligation on the part of either Party to provide its Compound for any purposes other than to conduct the Study(ies).

Article 5
Study Data; Sample Analyses and Sample Data; Tangible Materials

5.1              Study Data.

(a)   Database. Sponsor shall maintain the data from Case Report Forms obtained in Sponsor’s Study(ies) in its database, in accordance with Applicable Law. At interim time points during the Sponsor’s Study(ies) (determined by the Joint Development Committee, but not less frequently than [*], Sponsor shall provide to Non-Sponsor a summary of available Study Data [*] Sponsor shall provide to Non-Sponsor all of the available Study Data obtained from Sponsor’s Study(ies). Sponsor shall provide the final Study Data to Non-Sponsor via electronic data transfer, in SAS format or as otherwise agreed by the Parties in writing. Sponsor shall provide the Top-Line Results and the Final Study Report to Non-Sponsor in accordance with Section 2.9(c) and Section 2.9(d), respectively. In addition, each Sponsor shall provide to the Non-Sponsor Study Data for its Study(ies) control arm (for example, standard of care and/or Compound monotherapy).

CONFIDENTIAL

(b)  Ownership and Use of Study Data. [*]. Each Party has the right to use the Study Data for any lawful purpose; provided, however, each Party’s use of the Study Data is subject to Section 6.4(d) and Section 7.1(a)(B), and is subject to the limitations on disclosure of the other Party’s Confidential Information in Article 7 and Section 8.2.

5.2              Sample Analyses and Sample Data.

(a)   Sample Analyses. Sponsor shall provide to Non-Sponsor the Samples necessary for Non-Sponsor to perform the Sample Analyses for which Non-Sponsor is responsible under the Sample Analyses Plan. Each Party, at its own expense, shall perform the Sample Analyses for which it is responsible in the Sample Analyses Plan (to the extent Samples are available, in accordance with the priorities in the Sample Analyses Plan). Each Party shall provide to the other Party the Sample Data for the Sample Analyses such Party performed (regardless of which Party owns such Sample Data), via electronic data transfer, in the format and using the media agreed to by the Parties in accordance with the timelines in the Sample Analyses Plan. Neither Party shall use the Samples for any purpose other than performing the Sample Analyses for which it is responsible, without the prior written consent of the other Party. Unless otherwise agreed by the Parties, all Samples supplied under this Agreement shall be provided [*]

(b)  Ownership and Use of Sample Data. [*]. Each Party has the right to use the Sample Data solely or jointly owned by such Party for any lawful purpose; provided, however, each Party’s use of the Sample Data is subject to Section 6.4(d) and Section 7.1(a)(B), and is subject to the limitations on disclosure of the other Party’s Confidential Information in Article 7 and Section 8.2.

5.3              Tangible Materials for Sample Analyses.

(a)   Supply of Tangible Materials. Each Party (for purposes of this Section 5.3, the “Supplier”) shall supply (or cause another party, on its behalf, to supply) to the other Party (for purposes of this Section 5.3, the “Recipient”) the Supplier’s Tangible Materials specified in the Tangible Materials List. Except as otherwise expressly provided in this Agreement, and as between the Parties, all right, title and interest in and to the Tangible Materials (and any intellectual property rights relating thereto) shall remain with the Supplier thereof. Unless otherwise agreed by the Parties, all Tangible Materials supplied under this Agreement shall be provided at the supplying Party’s sole cost and expense (including costs of manufacture or acquisition, preparation, packaging, shipping and export/import).

(b)  Use of Tangible Materials. The Recipient has the right to use the Supplier’s Tangible Materials only for the purpose of performing the Sample Analyses for which the Recipient is responsible in the Sample Analyses Plan, and shall not use the Supplier’s Tangible Materials for any other purpose. The Recipient shall use, store, transport, handle and dispose of the Supplier’s Tangible Materials in compliance with Applicable Law and all written instructions from the Supplier. The Recipient shall not administer the Tangible Materials or the Samples to humans under any circumstances. The Recipient shall not attempt to derive or reverse engineer the composition or underlying information or structure of the Supplier’s Tangible Materials, and in particular shall not analyze the Supplier’s Tangible Materials by physical, chemical or biochemical means, except as necessary to perform its obligations under the Sample Analyses Plan. The Supplier shall solely own all right, title and interest in and to any invention, discovery or creation (including materials and Know-How or other intellectual property), whether or not patentable, that results from any unpermitted use of the Supplier’s Tangible Materials supplied to the Recipient under this Agreement in breach of this Section 5.3(b); the Recipient hereby assigns any such inventions to the Supplier. The Recipient shall ensure that any party performing Sample Analyses-related activities on behalf of the Recipient is contractually bound in writing by obligations substantially similar to those set forth in this Section 5.3(b).

CONFIDENTIAL

(c)   Remaining Tangible Materials. Upon the expiration or termination of this Agreement, the Recipient shall ensure that any remaining quantities of the Supplier’s Tangible Materials are appropriately destroyed. At the Supplier’s written request, the Recipient shall certify such destruction in writing to the Supplier.

Article 6
Collaboration Inventions and Licenses

6.1              Collaboration Inventions.

(a)   Definitions. The definitions in this Section 6.1 are for purposes of Article 6 (and as referenced in Article 1).

(i)             “BioLineRx Owned Invention” means a Collaboration Invention that relates [*] (A) [*] or (B) [*]. For clarity, any Collaboration Invention that [*] is a BioLineRx Owned Invention.

(ii)            “Collaboration Invention” means any invention, discovery or creation (including materials and Know-How or other intellectual property), whether or not patentable, that is first conceived, reduced to practice, discovered or otherwise created, in each of the foregoing cases, by a Party (directly or by another party on its behalf) (1) in the course of, or as a result of, performing activities under this Agreement (including through the use of the BioLineRx Compound and/or the Genentech Compound or in the course of Joint Development Committee or Data Review Committee discussions); (2) through the use of Study Data or Sample Data [*] that, at the time of such invention, discovery or creation, is the Confidential Information of either or both Parties; or (3) through the use of Samples in the course of, or as a result of, conducting the Sample Analysis Plan, in all cases, regardless of whether conceived, reduced to practice, discovered or otherwise created solely or jointly by BioLineRx or Genentech (directly or by another party on its behalf). The term “Collaboration Inventions” includes new uses, compositions or formulations comprising a Compound, methods of predicting responsiveness to a Compound (and any diagnostic method or product related thereto), new methods of administration or dosing schemes for a Compound, or improvements to a Compound. Notwithstanding the foregoing definition, the term “Collaboration Inventions” excludes Study Data and Sample Data, the ownership and use of which are addressed in Article 5.

CONFIDENTIAL

(iii)           “Genentech Owned Invention” means a Collaboration Invention that relates [*] (A) [*] or (B) [*]. For clarity, any Collaboration Invention that [*] is a Genentech Owned Invention.

(iv)            “Jointly Owned Invention” means a Collaboration Invention that relates to (A) [*] or (B) [*]. The term “Jointly Owned Inventions” excludes Genentech Owned Inventions and BioLineRx Owned Inventions. For clarity, any Collaboration Invention that [*] is a Jointly Owned Invention. All Jointly Owned Inventions are subject to the Joint Rights Agreement.

(v)             “Joint Rights Agreement” means the written agreement between the Parties setting forth the rights of the Parties with respect to any Jointly Owned Invention.

(vi)            “Other Invention” means a Collaboration Invention that is not a Genentech Invention, a BioLineRx Invention or a Jointly Owned Invention.

(b)  Inventorship; Disclosure. The inventor, discoverer, conceiver or creator (collectively, “inventorship”) of Collaboration Inventions shall be determined in accordance with [*]. Each Party shall promptly disclose to the other Party any Collaboration Inventions conceived, reduced to practice, discovered or otherwise created by such Party (directly or by another party on its behalf).

(c)   Ownership. As between the Parties, (i) Genentech and BioLineRx shall jointly own all right, title and interest in and to the Jointly Owned Inventions, subject to the Joint Rights Agreement; (ii) Genentech shall solely own all right, title and interest in and to the Genentech Owned Inventions; (iii) BioLineRx shall solely own all right, title and interest in and to the BioLineRx Owned Inventions; and (iv) which Party(ies) shall solely (or jointly) own all right, title and interest in and to a given Other Invention shall follow the inventorship of such Other Invention.

(d)  Assignments and Cooperation. In accordance with the Joint Rights Agreement and this Article 6, each Party will assign to the other Party an ownership interest in the Collaboration Inventions as necessary to effectuate ownership of the Collaboration Inventions as set forth in Section 6.1(c) and the Joint Rights Agreement. Each Party shall require its employees, Affiliates and other Third Parties to assign to such Party any Collaboration Inventions conceived, reduced to practice, discovered or otherwise created by such employees or other parties, and to cooperate with such Party in connection with obtaining patent protection therefor. The Parties will cooperate with each other to effectuate ownership of the Collaboration Inventions as set forth in Section 6.1(c) and the Joint Rights Agreement, including by executing and recording documents.

CONFIDENTIAL

6.2              Use of Jointly Owned Inventions.

(a)   General. Subject to other provisions of Article 6 (including Section 6.2(b) and Section 6.4) and the Joint Rights Agreement, [*]

(b)  Limitations. [*]. Notwithstanding anything to the contrary in the foregoing, a Party may assign or license to a Third Party [*] in conjunction with such Party’s assignment or license, respectively, to such Third Party of all of its right, title and interest in and to such Party’s Compound.

6.3              Covenant Not To Sue.

(a)   Covenant Not to Sue.  [*]

6.4              Patent Prosecution and Maintenance.

(a)   Definitions. The definitions in this Section 6.1 are for purposes of Article 6 (and as referenced in Article 1):

(i)             “Outside Patent Counsel” means outside patent counsel agreed to in writing by Genentech and BioLineRx.

(ii)            “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a given Patent, means [*]

(b)  Solely Owned Inventions. Each Party, in its sole discretion and [*] has the right (but not the obligation) to Prosecute and Maintain any Patents for Collaboration Inventions that such Party solely owns, including the right to use Study Data and Sample Data in such Prosecution and Maintenance.

(c)   Jointly Owned Inventions. The provisions of this Section 6.4(c) and the Joint Rights Agreement apply to the Prosecution and Maintenance of any Patents for Jointly Owned Inventions (each, a “Joint Patent”), and in the event of a conflict or inconsistency, such Prosecution and Maintenance of Joint Patents shall be governed by the Joint Rights Agreement.

(i)             Prosecution and Maintenance. The Parties shall [*]. Notwithstanding anything to the contrary herein, in the event that, for all or any particular activities, one Party wants to retain Outside Patent Counsel and the other Party does not want to retain Outside Patent Counsel, Outside Patent Counsel shall be retained for such activities; provided, however, [*]

(ii)            Cooperation. Each Party shall cooperate with and assist the other Party in the Prosecution and Maintenance of any Joint Patent, including (A) consulting with the other Party after receiving any substantial action or development in the Prosecution and Maintenance of such Patent and (B) making its relevant scientists and scientific records reasonably available. In addition, each Party shall sign and deliver, or use commercially reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance.

CONFIDENTIAL

(iii)           Instructions to Outside Patent Counsel. With respect to any Joint Patent, the Outside Patent Counsel (if any) shall be instructed to (A) keep the Parties informed regarding the Prosecution and Maintenance thereof; (B) promptly furnish to each Party a copy of such Joint Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel; and (C) act on the Parties’ instructions relating to such Prosecution and Maintenance.

(iv)            Costs. Except as provided in Section 6.4(c)(v) or as otherwise mutually agreed by the Parties in writing, the Parties [*]

(v)             Assignment to One Party. In the event that one Party (for purposes of this Section 6.4, the “Filing Party”) wishes to file a patent application for a given Jointly Owned Invention and the other Party (for purposes of this Section 6.4, the “Non-Filing Party”) does not wish to file such patent application in any countries or in particular countries, the Non-Filing Party shall execute such documents and perform such acts, at the Filing Party’s expense, as may be reasonably necessary to effect an assignment of such Jointly Owned Invention (including applicable patent applications) to the Filing Party in all applicable countries, in a timely manner, to allow the Filing Party to Prosecute and Maintain such patent applications, at the Filing Party’s expense. Likewise, if a Party (for purposes of this Section 6.4, the “Opting-Out Party”) wishes to discontinue the Prosecution and Maintenance of a patent application for a given Jointly Owned Invention in any countries or in particular countries, the other Party, at its sole option (for purposes of this Section 6.4, the “Continuing Party”), may continue such Prosecution and Maintenance. In such event, the Opting-Out Party shall execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary to effect an assignment of such Jointly Owned Invention (including applicable patent applications) to the Continuing Party in all applicable countries, in a timely manner, to allow the Continuing Party to Prosecute and Maintain such patent applications, at the Continuing Party’s expense. The Non-Filing Party and the Opting-Out Party (as applicable) shall be entitled to receive copies of all patent applications filed and all related Prosecution and Maintenance documents. Any Jointly Owned Invention (including applicable patent applications) so assigned shall thereafter be owned solely by the Filing Party or Continuing Party (as applicable), and the Non-Filing Party or the Opting-Out Party (as applicable) [*]

(d)  Limitations on Patent Prosecution. Notwithstanding anything to the contrary in Section 5.1(b) and Section 5.2(b), and except as expressly provided in Section 6.4(b) and Section 6.4(c), without the prior written consent of the other Party:

(i)             [*]

(ii)            [*]

(iii)           [*]

(iv)            [*]

CONFIDENTIAL

6.5              Patent Enforcement and Defense. The rights and obligations of each Party with respect to the enforcement and defense of a given Joint Patent for a Jointly Owned Invention (including settling related claims, suits or actions) shall be governed by the Joint Rights Agreement. In the event that a Party takes action to enforce or defend a given Joint Patent, the other Party, at the acting Party’s expense, shall provide all reasonable assistance and cooperation, including, by way of example, being joined as a party to the action, providing any necessary powers of attorney and executing any other required documents or instruments for such purposes.

Article 7
Confidentiality

7.1              Disclosure and Use of Confidential Information.

(a)   Rights and Obligations. Except to the extent expressly authorized by this Agreement, each Party (for purposes of this Article 7, the “Receiving Party”) in possession of Confidential Information of the other Party (for purposes of Article 7, the “Disclosing Party”)will : (i) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party and (ii) only use (or permit the use of) the Disclosing Party’s Confidential Information in connection with activities contemplated by this Agreement (including exercising rights granted hereunder). Except as otherwise expressly provided in this Agreement: (A) each Party has the right to use and disclose Confidential Information that is the Confidential Information solely of such Party for any purpose and (B) each Party shall treat Confidential Information that is the Confidential Information jointly of Parties as it treats Confidential Information that is Confidential Information solely of the other Party.

(b)  Exceptions. The obligations of the Receiving Party set forth in Section 7.1(a) shall not apply to the Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes by written evidence that such Confidential Information:

(i)             was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the Disclosing Party;

(ii)            was generally available to the public or otherwise part of the public domain at the time of its disclosure by the Disclosing Party;

(iii)           became generally available to the public or otherwise part of the public domain, other than through any act or omission of the Receiving Party or its disclosees in breach of this Agreement, after its disclosure by the Disclosing Party;

(iv)            was rightfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party;

(v)             was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(vi)            is no longer subject to the provisions of Section 7.1(a) by the specific prior written consent of the Disclosing Party.

CONFIDENTIAL

7.2              Authorized Disclosures.

(a)   Legal Compliance. A Party may disclose the other Party’s Confidential Information if such disclosure is required by law, rule or regulation (including to comply with the order of a court or governmental regulations), but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except for disclosures otherwise permitted under Section 7.2, or as otherwise required or necessitated by law, such Party shall provide prompt written notice of such disclosure requirement to the other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise limit or prevent such disclosure (in each case, to the extent it is legally permitted to do so).

(b)  Regulatory Authorities. A Party may disclose the other Party’s Confidential Information to Regulatory Authorities to the extent such disclosure is required to comply with applicable governmental regulations or is in connection with such Party’s filings, submissions and communications with Regulatory Authorities regarding such Party’s Compound, the Combination or the Study.

(c)   Patent Prosecution. The prosecution of patent applications for Collaboration Inventions, which are the sole or joint Confidential Information of a Party or the Parties, is governed by Section 6.4.

(d)  Publications and Presentations. The publication and presentation of Study Data and Sample Data, including provisions regarding the Confidential Information of a Party contained in such a disclosure, is governed by Section 8.2.

(e)   Subcontractors. A Party may disclose the other Party’s Confidential Information to subcontractors to the extent such disclosure is required to conduct the Study(ies) or to otherwise fulfill its obligations under this Agreement; provided, however, any such subcontractors must be contractually bound in writing by obligations substantially similar to those set forth in Section 7.1 and Section 7.3. By way of example, but not limitation, Sponsor may, subject to the foregoing, disclose Non-Sponsor’s Confidential Information and the Protocol to CROs, prospective and actual Participating Sites, IRBs, Investigators, the Data Review Committee and any advisory boards related to the Sponsor’s Study(ies).

(f)    Affiliates; Professional Advisors; Other Third Parties. A Party may disclose the other Party’s Confidential Information, on a confidential basis and to the extent reasonably necessary, to its Affiliates, board members, accountants, attorneys, auditors and other professional, scientific and medical advisors for the sole purpose of enabling such disclosees to provide advice to such Party in connection with the research, development or commercialization of such Party’s Compound. [*]

CONFIDENTIAL

7.3              Continuing Obligation. Article 7 shall survive the expiration or termination of this Agreement for a period of [*]

7.4              Prior Agreements. BioLineRx and Hoffman-La Roche Inc. (covering the Roche Group, including Genentech) are parties to that certain Non-Disclosure Agreement, effective [*] (for purposes of this Section, “CDA”). As of the Effective Date (of this Agreement), all “Information” (as defined in the CDA) that the Parties (to this Agreement) exchanged under the CDA shall be deemed Confidential Information under this Agreement and shall no longer be governed by the CDA.

Article 8
Public Disclosures; Use of Names

8.1              Clinical Trials Registries. Sponsor is the “responsible party” as that term is used in Title VIII Section 801 of the Food Drug Administration Amendments Act 2007 (known as FDAAA 801) and, as such, will timely post the required Study information on ClinicalTrials.gov, and on other clinical trials registries as required by Applicable Law.

8.2              Publications and Presentations. Sponsor may publish or present the final results of the Sponsor’s Study(ies) (in accordance with this Section 8.2), whether such results are positive or negative in any respect, such as with respect to the Combination or either Compound. Authorship of publications or presentations of any Study Data or Sample Data shall be determined in accordance with appropriate scientific and academic standards and customs. In the event that either Party (for purposes of this Section 8.2, the “Publishing Party”) wishes to publish or present any Study Data or Sample Data (whether final or partial), the Publishing Party shall submit to the other Party (for purposes of this Section 8.2, the “Reviewing Party”) all materials related to the proposed publication or presentation (including posters, abstracts, manuscripts and written descriptions of oral presentations) at least [*] (or [*] in the case of abstracts) prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Reviewing Party shall review such submitted materials and respond to the Publishing Party as soon as reasonably possible, but in any case within [*] (or [*] in the case of abstracts) of receipt thereof. The Publishing Party will be permitted to publish or present such Study Data or Sample Data, but shall give reasonable consideration to any requests by the Reviewing Party; provided, however, at the request of the Reviewing Party, the Publishing Party shall (i) delete from such proposed publication or presentation Confidential Information of the Reviewing Party (including Sample Data owned solely or jointly by the Reviewing Party), provided that the Publishing Party shall have no obligation to delete any Study Data; and/or (ii) if such proposed publication or presentation contains patentable subject matter owned solely or jointly by the Reviewing Party, delay such proposed publication or presentation, for an additional [*] to permit the Reviewing Party to prepare and file a patent application. The Publishing Party shall comply with all applicable requirements regarding disclosure of industry support (financial or otherwise) in connection with any publications and presentations. For clarity, the provisions of this Section 8.2 only apply to publications or presentations of Study Data or Sample Data and do not apply to any other publications or presentations by a Party, including with respect to results from such Party’s development activities outside of the Study(ies).

CONFIDENTIAL

8.3              Press Releases and Other Public Disclosures.

(a)   Generally. For purposes of this Section 8.3, the term “Disclosure” means a press release or other public disclosure concerning this Agreement or the subject matter hereof that is not a publication or presentation under Section 8.2, including the terms and conditions of this Agreement and the Protocol(s). The provisions of Section 8.3 are in addition to the provisions of Article 7.

(b)  Review and Approval. Each Party agrees that the other Party shall have no less than [*] (before the date of a proposed Disclosure) to review and provide comments regarding any proposed Disclosure (subject to Section 8.3(d)), unless a shorter review time is agreed to in writing by both Parties. Except for Disclosures covered by other provisions of this Section 8.3, if a Party desires to make a Disclosure, it shall obtain the other Party’s prior written approval for the proposed Disclosure. Disclosures include public communications that contain previously disclosed information; provided, however, neither Party shall be required to obtain the other Party’s approval to repeat any information regarding the subject matter or terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 8.3, provided such information remains accurate at such time.

(c)   Press Release by BioLineRx. On or immediately after the Effective Date, BioLineRx shall be permitted to issue the press release in Exhibit C.

(d)  Disclosure Required by Law. In the event that one Party reasonably concludes, based on the opinion of legal counsel, that a Disclosure is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded (for purposes of this Section 8.3, collectively, an “Exchange”)), such Party shall provide the other Party with such advance written notice of this Disclosure as it reasonably can, but shall not be required to obtain approval therefor. Each Party shall obtain its own legal advice with regard to its compliance with securities laws, rules and regulations, and will not rely on any statements made by the other Party relating to such securities laws, rules and regulations.

(e)   Filing of Agreement. The Parties acknowledge that either or both Parties may be obligated under the disclosure requirements of an Exchange to file a copy of this Agreement with such Exchange. Each Party shall be entitled to make such a required filing, provided that it uses commercially reasonable efforts to request confidential treatment of the commercial terms and sensitive technical terms of this Agreement, to the extent such confidential treatment is reasonably available to such Party. The filing Party shall provide to the other Party a copy of this Agreement marked to show the provisions for which the filing Party intends to seek confidential treatment no less than [*] before the date of the proposed filing, for such other Party’s review and comment, [*]

CONFIDENTIAL

8.4              Use of Names. Each Party will identify the other Party and acknowledge its support in any press release and any publication or presentation of any Study Data or Sample Data (which shall be in accordance with other provisions of this Agreement, including Section 8.2). Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “BioLineRx,” “Genentech,” “Roche” or any other trade name or trademark of the other Party (or its Affiliates) in any public statement or for commercial, marketing or other promotional purpose, without the other Party’s prior written consent.

Article 9
Human Subjects

9.1              Informed Consent. Sponsor shall obtain the informed consent of all Subjects participating in the Sponsor’s Study(ies), in accordance with Applicable Law. The informed consent form shall (a) include risks and discomforts associated with the Non-Sponsor Compound substantially similar to those identified in the safety information made available to Sponsor by Non-Sponsor and (b) include consent from such Subjects to collect and use the Samples for research and development of the Sponsor Compound, the Non-Sponsor Compound, the Combination, biomarkers and any other research.

9.2              IRB Approval. Sponsor shall obtain IRB review and approval of the Protocol(s) for the Sponsor’s Study(ies) and the informed consent form to be used in such Study(ies) in accordance with Applicable Law.

9.3              Patient Privacy and Data Protection. Each Party shall comply with Applicable Law relating to patient privacy and data protection. Such compliance includes obtaining, in a manner consistent with HIPAA, authorization from each Subject to provide such Subject’s Protected Health Information (or “PHI” as that term is defined in HIPAA) to Sponsor, and its representatives, collaborators (including Non-Sponsor and its Affiliates) and licensees for the purposes of (a) conducting the given Study(ies) and performing the Sample Analyses; (b) conducting research directly related to the health condition under investigation pursuant to the relevant Protocol and related diseases; (c) using the Genentech Compound and the BioLineRx Compound in disease therapy or diagnosis; and (d) inspecting records and/or facilities relevant to such Study(ies). Each Party shall not disclose, in any publication, information that would reveal the identity of a Subject (such as name, photograph, social security number, telephone number or address), without the written consent of such Subject.

Article 10
Subcontracting; Records

10.1          Subcontracting. In addition to the right to perform its obligations through its Affiliates (as set forth in Section 16.3), each Party shall have the right to delegate any portion (but not all) of its obligations under this Agreement to a subcontractor, provided that such Party shall remain solely and fully liable for the performance of such subcontractors. Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Exhibits. Each Party shall use commercially reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement.

10.2          Records. In addition to providing Study Data to Non-Sponsor under Section 5.1(a), Sponsor shall permit, and shall use commercially reasonable efforts to ensure that [*]

CONFIDENTIAL

Article 11
Compliance With Laws

11.1          Compliance With Laws and Policies. Each Party shall perform activities under this Agreement in compliance with Applicable Law and in accordance with good business ethics and the ethics and other corporate policies applicable to such Party. Specifically, each Party covenants that it, its directors, employees, officers, and anyone acting on its behalf, shall not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery. Other provisions of the Agreement require compliance with specified areas of Applicable Law and such other provisions do not limit the scope of compliance required of the Parties under this Section 11.1.

11.2          Debarment. Sponsor shall require each Project Participant in Sponsor’s Study(ies) to (a) represent and warrant or (b) represent and certify, in either case (as applicable), that neither such Project Participant nor anyone employed by such Project Participant has been debarred under 21 USC § 335a, disqualified under 21 CFR § 312.70 or § 812.119, sanctioned by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar regional, national, federal or state agency or program. If a Project Participant receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the foregoing-referenced statutes, Sponsor shall promptly notify Non-Sponsor in writing, and the Parties shall agree upon appropriate action to address the matter.

Article 12
Term; Termination

12.1          Term. This Agreement shall be effective as of the Effective Date. Unless sooner terminated as provided in this Article 12, this Agreement shall expire on the day after all of the following obligations are fulfilled for each Study: (a) Sponsor provides the Final Study Report to Non-Sponsor in accordance with Section 2.9(c) and each Party provides to the other Party the Sample Data in accordance with Section 5.2(a).

CONFIDENTIAL

12.2          Termination for Material Breach. Either Party may terminate this Agreement, by written notice delivered to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within [*] after the breaching Party receives notice of such breach from the non-breaching Party describing such breach and demanding its cure; provided, however, if such breach is not capable of being cured within [*] period, the cure period shall be extended for such amount of time that the Parties mutually agree in writing is reasonably necessary to cure such breach, so long as the breaching Party is using diligent efforts to do so.

12.3          Termination for Other Reasons. Either Party may immediately suspend a given Study and/or all Studies, and/or upon [*] written notice to the other Party terminate this Agreement, if:

(a)   based on a review of Study Data or other Study-related information, such Party reasonably determines, using sound medical judgment, that a given Study or all Studies may unreasonably affect patient safety, then such Party may immediately suspend such Study(ies) by written notice of suspension delivered to the other Party; and within the [*] period after delivery of such written notice of suspension, the Parties will discuss in good faith potential amendments to the associated Protocol(s) or other means to address such patient safety issue(s); provided that if the Parties are unable to find a resolution to such patient safety issue(s) within [*] period, then either Party may terminate this Agreement upon delivery of written notice of termination to the other Party;

(b)  any Regulatory Authority or IRB withdraws the authorization and/or approval to conduct a given Study or all Studies;

(c)   any Regulatory Authority takes any action, or raises any objection, that prevents such Party from supplying its Compound for purposes of the Study(ies);

(d)  the other Party breaches the representation and warranty under Section 13.1(c); or

(e)   such Party determines, in its sole discretion, to discontinue all development of its Compound, for medical, scientific, business or legal reasons, provided that if Non-Sponsor is the terminating Party under this clause (e), it shall use commercially reasonable efforts to fulfill its Manufacturing and Supply obligations under Section 4.2 after such termination.

Prior to termination of the Agreement under clauses (a), (b) and (c) of this Section 12.3, the Joint Development Committee shall meet and seek to resolve the situation (other than by termination) to the reasonable satisfaction of the terminating Party. In addition, clauses (b) and (c) of this Section 12.3 will only apply to suspending the Study(ies) at Participating Sites under the jurisdiction of the applicable Regulatory Authority or IRB, and will not be cause for terminating the Agreement, unless such or similar actions are taken by the FDA, EMA or substantially all applicable Regulatory Authorities or IRBs (in which cases, the Agreement may be terminated).

CONFIDENTIAL

12.4          Termination due to Force Majeure Event.

The Party not affected by a force majeure event shall have the right to terminate this Agreement as set forth in Section 16.5.

12.5          Effects of Termination or Expiration.

(a)   Study Wind-Down; Return or Destruction of Compound, Tangible Materials, and Samples. Following termination of this Agreement under Section 12.2 or Section 12.3, the Parties shall cooperate to ensure the orderly wind-down of Study(ies) activities, taking into consideration the safety and welfare of Subjects. Upon expiration or termination of this Agreement, each Party (as the Receiving Party) and its Affiliates shall promptly return or destroy the other Party’s Compound (in accordance with Section 4.2(c)), and destroy Tangible Materials, and Samples of the Disclosing Party furnished to such Party. Further, each Receiving Party shall cease use, and Receiving Party shall cause its disclosees to cease use, of the Disclosing Party’s Confidential Information, and shall store the Disclosing Party’s Confidential Information in a secure location, and in a manner that will protect it from prohibited uses by Receiving Party and its disclosees.

(b)  Accrued Rights and Obligations. Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under this Article 12, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise.

(c)   Survival. Except as otherwise expressly provided in this Agreement, the following shall survive this Agreement’s expiration or termination for any reason: Article 1 (Definitions), Section 2.7 (Regulatory Matters), Section 2.9(a) (Documentation), Section 2.12 (Additional Studies), Section 4.2(d) (Use of Compound), 4.2(c) (Remaining Compound), Article 5 (Study Data; Sample Analyses and Sample Data; Tangible Materials), Article 6 (Collaboration Inventions and Licenses), Article 7 (Confidentiality), Article 8 (Public Disclosures; Use of Names), Section 9.3 (Patient Privacy and Data Protection), Section 10.2 (Records), Section 12.5 (Effects of Termination), Article 13 (Representations and Warranties) and any representations and warranties in other Sections of the Agreement, Article 14 (Indemnification; Limitation on Liability; Insurance), Article 15 (Dispute Resolution) and Article 16 (Miscellaneous). To the extent applicable to a Section or Article that survives the expiration or termination of this Agreement, any other Sections and Articles that are (directly or indirectly) referenced in, or refer to, such surviving Section or Article shall survive.

CONFIDENTIAL

Article 13
Representations and Warranties

13.1          Mutual Representations and Warranties. Each Party represents and warrants to the other Party the following:

(a)   Such Party has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

(b)  Subject to Section 2.6, such Party has not, prior to the Effective Date, entered into, and shall not, following the Effective Date, enter into, any agreement that conflicts with this Agreement or such Party’s obligations hereunder.

(c)   Neither such Party nor anyone employed by it or engaged or otherwise used by it for performance of the Study(ies) has been debarred under 21 USC § 335a, disqualified under 21 USC § 312.70 or § 812.119, sanctioned by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar regional, national, federal or state agency or program. If such Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the foregoing-referenced statutes, such Party shall promptly notify the other Party in writing, and the Parties shall agree upon appropriate action to address the matter.

13.2          Disclaimers. NEITHER PARTY REPRESENTS NOR WARRANTS THAT THE STUDY(IES) WILL BE SUCCESSFUL OR LEAD TO ANY PARTICULAR RESULT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ITS RESPECTIVE COMPOUND, MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER AND (B) EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 14
Indemnification; Limitation on Liability; Insurance

14.1          Indemnification.

(a)   Definitions. The following definitions are for purposes of this Section 14.1:

(i)             “Claims” means claims, suits, actions, demands or other proceedings by any Third Party arising out of this Agreement or the Study(ies), including product liability claims.

CONFIDENTIAL

(ii)            “Indemnitee” means, as applicable, a BioLineRx Indemnitee (as defined in Section 14.1(b)(i)) or a Genentech Indemnitee (as defined in Section 14.1(c)(i)).

(iii)           “Losses” means any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation) which may be assessed against an Indemnitee by final judgment, after exhaustion of all reasonable appeals.

(b)  Indemnification by Genentech.

(i)             Indemnification Scope. Genentech hereby agrees to indemnify, defend and hold harmless each of BioLineRx, its Affiliates and its and their officers, directors, employees, subcontractors and agents (for purposes of this Section 14.1, each, a “BioLineRx Indemnitee”) from and against Losses incurred in connection with Claims, to the extent such Losses (A) were directly caused by (1) the negligence or willful misconduct of any Genentech Indemnitees; (2) Genentech’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) Genentech’s breach of any Applicable Law pertaining to activities it performs under this Agreement or (B) were attributable to [*]

(ii)            Procedures; Limitations. BioLineRx shall notify Genentech in writing of any Claim for which it seeks to exercise its rights under Section 14.1(b)(i) as soon as reasonably possible after it receives notice of such Claim. If requested by BioLineRx, Genentech shall assume control of the defense thereof, with counsel mutually satisfactory to the Parties, including the right to settle or conclude such defense. BioLineRx shall (A) cooperate as reasonably requested (at the expense of Genentech) in the defense of such Claim; and (B) not settle such Claim without the express, prior written consent of Genentech. Genentech’s obligations under Section 14.1(b)(i) shall not apply (1) to amounts paid in settlement of any Claims if such settlement is effected without Genentech’s consent or (2) to the extent any Losses were directly caused by (a1) the negligence or willful misconduct of any BioLineRx Indemnitees; (a2) BioLineRx’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (a3) BioLineRx’s breach of any Applicable Law pertaining to activities it performs under this Agreement.

(c)   Indemnification by BioLineRx.

(i)             Indemnification Scope. BioLineRx hereby agrees to indemnify, defend (if requested by Genentech) and hold harmless each of Genentech, its Affiliates and its and their officers, directors, employees, subcontractors and agents (for purposes of this Section 14.1, each, a “Genentech Indemnitee”) from and against Losses incurred in connection with Claims, to the extent such Losses (A) were directly caused by (1) the negligence or willful misconduct of any BioLineRx Indemnitees; (2) BioLineRx’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (3) BioLineRx’s breach of any Applicable Law pertaining to activities it performs under this Agreement or (B) were attributable to [*]

CONFIDENTIAL

(ii)            Procedures; Limitations. Genentech shall notify BioLineRx in writing of any Claim for which it seeks to exercise its rights under Section 14.1(c)(i) as soon as reasonably possible after it receives notice of such Claim. If requested by Genentech, BioLineRx shall assume control of the defense thereof, with counsel mutually satisfactory to the Parties, including the right to settle or conclude such defense. In the event that Genentech requests that BioLineRx assume such control, Genentech shall (A) cooperate as reasonably requested (at the expense of BioLineRx) in the defense of such Claim and (B) not settle such Claim without the express, prior written consent of BioLineRx. BioLineRx’s obligations under Section 14.1(c)(i) shall not apply (1) to amounts paid in settlement of any Claims if such settlement is effected without BioLineRx’s consent or (2) to the extent any Losses were directly caused by (a1) the negligence or willful misconduct of any Genentech Indemnitees; (a2) Genentech’s breach of any of its representations, warranties, covenants or obligations under this Agreement; or (a3) Genentech’s breach of any Applicable Law pertaining to activities it performs under this Agreement.

(d)  Limitations. The failure of a Party seeking to exercise its rights under this Section 14.1 to deliver written notice to the other Party (for purposes of this Section 14.1(d), the “Indemnitor”) within a reasonable time after such Party becomes aware of the commencement of any Claim for which its Indemnitee seeks indemnification under this Section 14.1, to the extent prejudicial to the Indemnitor’s ability to defend such Claim, shall relieve the Indemnitor of its obligation to indemnify such Indemnitee(s) under this Section 14.1. The Parties agree that only BioLineRx or Genentech may seek to exercise the rights provided under this Section 14.1 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly seek to exercise such rights.

(e)   Study Subjects. [*]. For clarity, the foregoing does not limit the Non-Sponsor’s indemnification obligations under this Section 14.1, including with respect to Subject injury.

14.2          Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED; PROVIDED HOWEVER, NOTHING IN THIS SECTION 14.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY FOR DAMAGES ARISING OUT OF A BREACH OF Article 7.

14.3          Insurance.

(a)   General. During the Term, each Party shall obtain and maintain, at its own expense, insurance coverages sufficient to support such Party’s indemnification obligations under Section 14.1, including the coverages specified in this Section 14.3; provided, however, Genentech has the right, in its sole discretion, to self-insure, in part or in whole, for any such coverages. The following applies to such coverages:

(i)                 Liability insurance policies carried out by a Party on a claims-made form shall be maintained in force by such Party for a minimum of [*]. For Clinical Trial Liability, the policy must be maintained for at least [*] after the last Subject receives treatment in connection with the Party’s Study(ies), including any treatment received after the related Study Completion, but not for less than the statute of limitations in the state or location where such Study(ies) is being conducted.

CONFIDENTIAL

(ii)              Insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. On request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under this Section 14.3. Each Party shall provide to the other Party written notice of any cancellation, nonrenewal or material change in accordance with policy provisions. The limits of any required insurance coverage shall not limit the Parties’ liability under the indemnification provisions of this Agreement.

(b)  Non-Sponsor Coverage. Non-Sponsor shall maintain (i) commercial general liability (including contractual liability) insurance covering bodily injury and property damage arising out of the Non-Sponsor’s obligations under this Agreement, for limits no less than [*] per occurrence and [*] in the aggregate and (ii) product liability insurance relating to the Non-Sponsor Compound provided by Non-Sponsor under this Agreement, for limits no less than [*] per occurrence / claim and [*] in the aggregate excess of a [*] Self-Insurance Retention (SIR) for Genentech.

(c)   Sponsor Coverage. Sponsor shall maintain (i) commercial general liability (including contractual liability) insurance covering bodily injury and property damage arising out of Sponsor’s obligations under this Agreement, for limits no less than [*] per occurrence and [*] in the aggregate excess of a [*] Self-Insured Retention (SIR) for Genentech; (ii) product liability insurance relating to the Sponsor Compound provided by Sponsor under this Agreement, for limits of no less than [*] per occurrence / claim and [*] in the aggregate; and (iii) clinical trial liability insurance for limits of no less than [*] per occurrence / claim. Sponsor shall ensure prior to the enrollment of any Subjects in Sponsor’s Study(ies) that the insurance policies required by this Section 14.3 apply to injuries that may arise in connection with the Sponsor’s Study(ies) and Sponsor shall name Non-Sponsor as an additional insured by endorsement under the General Liability policy.

Article 15
Dispute Resolution

15.1          Internal Resolution. Except as otherwise expressly provided in this Agreement, any disputes arising under this Agreement shall be first referred to the Roche Group’s Global Head of Clinical Development for Hematology/Oncology Product Development and to BioLineRx’s CEO for resolution, prior to proceeding under the other provisions of this Article 15. A dispute shall be referred to such executives upon one Party providing the other Party with written notice that such dispute exists, and such executives (or their designees) shall diligently attempt to resolve such dispute through good faith discussions. In the event that such dispute is not resolved within [*] of such other Party’s receipt of such notice, (a) Genentech shall have final decision making authority with respect to matters solely related to the Genentech Compound; (b) BioLineRx shall have final decision making authority with respect to matters solely related to the BioLineRx Compound; (c) subject to the foregoing, Sponsor shall have final decision making authority with respect to operational matters with respect to conducting the Sponsor’s Study(ies), including selecting Participating Sites, Investigators and CROs; and (d) either Party may initiate dispute resolution under Section 15.2 with respect to any other unresolved disputes, including safety concerns related to the Combination, publications strategy and patent prosecution.

CONFIDENTIAL

15.2          Arbitration.

(a)   General. Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute not resolved internally by the Parties pursuant to Section 15.1 shall be resolved through final, binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (for purposes of this Article 15, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 16.2. Each Party shall notify the other Party in writing if it commences resolution through arbitration in accordance with this Section 15.2(a). The arbitration proceeding and all related hearings shall be conducted in New York City, New York in accordance with the governing law set forth in Section 16.2. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b)  Arbitrators. Each Party shall select one (1) neutral arbitrator, and the two (2) neutral arbitrators so selected shall choose a third neutral arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (which may include judicial experience) or (ii) legal or business experience in the biotechnology or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.

15.3          Subject Matter Exclusions. Notwithstanding the provisions of Section 15.2, any dispute not resolved internally by the Parties pursuant to this Section 15.1 that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement: (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside, and (b) that is issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and in all cases, the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

CONFIDENTIAL

Article 16
Miscellaneous

16.1          Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 16.1. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (including a PDF image delivered via email); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent). Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class certified mail, return receipt requested (or its equivalent). Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 16.1 by sending written notice to the other Party in accordance with this Section 16.1.

If to BioLineRx:

BioLineRx Ltd.

2 HaMa’ayan Street

Modi’in 7177871, Israel

Attn: Chief Financial and Operating Officer

Telephone: +972-8-642-9100

Facsimile: +972-8-642-9101

with a required copy to:

General Counsel

BioLineRx Ltd.

Same address as above

If to Genentech:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

Attn: Corporate Secretary

Telephone: (650) 225-1000

Facsimile: (650) 467-9146

CONFIDENTIAL

with a required copy to:

F Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attn: Head of Oncology, Business Development, Roche Partnering

Telephone: +41 61 688 06 29

16.2          Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without regard to conflict of laws principles. The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

16.3          Actions of Affiliates. Each Party may exercise some (but not all) of its rights or perform some (but not all) of its obligations under this Agreement through one or more Affiliates, provided that such Party shall nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement.

16.4          Assignment.

(a)   General. Except as otherwise expressly provided in this Agreement, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Subject to the other provisions of this Section 16.2, either Party may assign this Agreement, in its entirety, to (i) an Affiliate; (ii) an acquirer of all its capital stock (by reverse triangular merger or otherwise) or all or substantially all its assets or business to which this Agreement relates; or (iii) an acquirer (whether by license or acquisition) of all of the assigning Party’s rights and obligations with respect to its Compound, including rights to research, develop, manufacture and commercialize such Compound (for purposes of this Section 16.2, any of the foregoing, a “Change of Control,” and any assignee described in clauses (i-iii), an “Acquiring Party”), provided that in the event of any Change of Control, the Acquiring Party to which this Agreement is assigned expressly agrees in writing to assume and be bound by the obligations of the assigning Party under this Agreement. A copy of such assignment shall be provided to the non-assigning Party within thirty (30) days of the effective date of such assignment. Subject to the foregoing and other applicable provisions of this Section 16.2, this Agreement will inure to the benefit of and bind the Parties’ successors and permitted assigns. Any assignment or delegation in contravention of any such applicable provisions shall be null and void. Notwithstanding any other provision of this Section 16.2, this Agreement may only be assigned together with assignment of the Ancillary Agreements.

CONFIDENTIAL

(b)  Assignment by BioLineRx; Acquisitions. In the case of a Change of Control of BioLineRx, BioLineRx shall notify Genentech promptly in writing upon completing such Change of Control if the Acquiring Party (i) has [*] (for purposes of this Section 16.4, any or all of which [*] or (ii) is working with another party [*] where such work includes [*]. BioLineRx, including its Acquiring Party, shall (i) adopt reasonable procedures to prevent any use of Confidential Information of Genentech in any [*] and (ii) provide written notice to Genentech describing such procedures as soon as legally practicable. The foregoing obligations shall also apply if BioLineRx or a BioLineRx Affiliate acquires a Third Party that has, or is working with another party on, [*]. For the purposes of this Section 16.4, the term [*] means [*] (b) [*] or (c) [*]

(c)   Assignment by Genentech; Acquisitions. In the case of a Change of Control of Genentech, Genentech shall notify BioLineRx promptly in writing upon completing such Change of Control if the Acquiring Party (i) has [*] (for purposes of this Section 16.4, any or all of which [*] or (ii) is working with another party on a [*] where such work includes [*]. Genentech, including its Acquiring Party, shall (i) adopt reasonable procedures to prevent any use of Confidential Information of BioLineRx in any [*] and (ii) provide written notice to BioLineRx describing such procedures as soon as legally practicable. The foregoing obligations shall also apply if Genentech or a Genentech Affiliate acquires a Third Party that has, or is working with another party on, a [*]. For the purposes of this Section 16.4,the term [*]

16.5          Force Majeure. Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees. If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party in writing of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto. The Party unable to perform shall (a) regularly provide reasonable status updates to the other Party; (b) use diligent and commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible. In the event of a delay due to a force majeure event lasting for 12 continuous months or more, the non-affected Party shall have the right to terminate this Agreement immediately by notice in writing to the other Party.

16.6          Relationship of the Parties. The Parties to this Agreement are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

16.7          Amendment; Waiver. Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy. A waiver will be effective only upon the written consent of the Party granting such waiver.

CONFIDENTIAL

16.8          Construction; Captions. Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision. Capitalized terms defined in the singular shall include the plural and vice versa. The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively. Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

16.9          Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

16.10      Entire Agreement. This Agreement, together with the Ancillary Agreements, contains the entire understanding between the Parties with respect to the subject matter hereof and thereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

16.11      Counterparts; Facsimiles. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile (including a PDF image delivered via email) of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding anything to the contrary in the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

CONFIDENTIAL

In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

BioLineRx Ltd.	Genentech, Inc.
Signed: /s/ Philip Serlin Name: Philip Serlin Title: Chief Financial and Operating Officer	Signed: /s/ Mark Davis Name: Mark David Title: Lifecycle Leader

[Signature page to Combination Study Agreement]

Confidential

[*]

Exhibit A-1

Confidential

[*]

Exhibit A-2

Confidential

Exhibit A-3

Confidential

[*]

Exhibit B-1

Confidential

[*]

Exhibit B-2

Confidential

Exhibit C

Press Release

For Immediate Release

BioLineRx Announces Clinical Research Collaboration to Investigate Combination of BL-8040 with Atezolizumab in Multiple Oncology Indications

Cancer immunotherapy collaboration with Genentech includes several Phase
1b combination studies for multiple solid tumor indications and AML

Tel Aviv, Israel – September xx, 2016 - BioLineRx Ltd. (NASDAQ/TASE: BLRX) today announced that it has entered into a collaboration with Genentech, a mmber of the Roche Group, to support several Phase 1b studies investigating BioLineRx’s BL-8040 in combination with Atezolizumab, Genentech’s anti-PDL1 cancer immunotherapy, in multiple cancer indications. The Phase 1b studies will evaluate the clinical response, safety and tolerability of the combination of these therapies, as well as multiple pharmacodynamic parameters, in hematologic malignancies and solid tumors.

Under the agreement, Genentech will sponsor and conduct several Phase 1b trials in multiple solid cancer indications. In addition, BioLineRx will sponsor and conduct a Phase 1b study in acute myeloid leukemia (AML) patients. The studies are planned as open-label, multicenter, single-arm trials designed to evaluate the safety and efficacy of the combination of BL-8040 and Atezolizumab. Upon completion of the studies, both parties will have the option to expand the collaboration to include a pivotal registration study. Additional details of the collaboration were not disclosed.

Confidential

BL-8040, BioLineRx’s lead oncology platform, is a CXCR4 antagonist that has been shown in several clinical trials to be a robust mobilizer of immune cells and to be effective at inducing direct tumor cell death. Additional findings in the field of immuno-oncology suggest that CXCR4 antagonists may be effective in inducing the migration of anti-tumor T cells into the tumor micro-environment. Atezolizumab is a humanized monoclonal antibody designed to bind with a protein called PD-L1. Atezolizumab is designed to bind to PD-L1 expressed on tumor cells and tumor-infiltrating immune cells, blocking its interactions with both PD-1 and B7-1 (CD80) receptors. By inhibiting PD-L1, Atezolizumab may enable the activation of T cells, whose migration into the tumor may be enhanced by BL-8040.

“This collaboration agreement in multiple cancer indications with Genentech marks our second collaboration with a world leader in cancer immunotherapy for the combination of BL-8040 with an approved immune checkpoint inhibitor,” stated Philip Serlin, Chief Financial and Operating Officer of BioLineRx. “Immune checkpoint inhibitors are a new class of promising drugs that have revolutionized anti-cancer treatment; however, it is becoming clear that certain tumor types will require a combination of immunotherapy with other classes of drugs. We are hopeful that the combination of BL-8040 and Atezolizumab will demonstrate the potential to expand the benefit of immunotherapy to cancer types currently resistant to cancer immunotherapy treatments.”

About BL-8040

BL-8040 is a short peptide for the treatment of acute myeloid leukemia, solid tumors, and certain hematological indications. It functions as a high-affinity antagonist for CXCR4, a chemokine receptor that is directly involved in tumor progression, angiogenesis, metastasis and cell survival. CXCR4 is over-expressed in more than 70% of human cancers and its expression often correlates with disease severity. In a number of clinical and pre-clinical studies, BL-8040 has shown robust mobilization of cancer cells from the bone marrow, thereby sensitizing these cells to chemo- and bio-based anti-cancer therapy, as well as a direct anti-cancer effect by inducing apoptosis. In addition, BL-8040 has also demonstrated robust stem-cell mobilization, including the mobilization of colony-forming cells, and T, B and NK cells. BL-8040 was licensed by BioLineRx from Biokine Therapeutics and was previously developed under the name BKT-140.

Exhibit C-2

Confidential

About BioLineRx

BioLineRx is a clinical-stage biopharmaceutical company dedicated to identifying, in-licensing and developing promising therapeutic candidates. The Company in-licenses novel compounds, primarily from academic institutions and biotech companies based in Israel, develops them through pre-clinical and/or clinical stages, and then partners with pharmaceutical companies for advanced clinical development and/or commercialization.

BioLineRx’s leading therapeutic candidates are: BL-8040, a cancer therapy platform, which has successfully completed a Phase 2a study for relapsed/refractory AML, is in the midst of a Phase 2b study as an AML consolidation treatment, and has recently initiated a Phase 2 study in stem cell mobilization for allogeneic transplantation; and BL-7010 for celiac disease and gluten sensitivity, which has successfully completed a Phase 1/2 study. In addition, BioLineRx has a strategic collaboration with Novartis for the co-development of selected Israeli-sourced novel drug candidates; a collaboration agreement with MSD (known as Merck in the US and Canada) to run a Phase 2a study in pancreatic cancer using the combination of BL-8040 and Merck’s KEYTRUDA®; and has recently signed a collaboration agreement with Genentech, a member of the Roche Group, to investigate several Phase 1b combination studies in multiple solid tumor indications and AML using the combination of BL-8040 and Genentech’s Atezolizumab.

For additional information on BioLineRx, please visit the Company’s website at www.biolinerx.com, where you can review the Company’s SEC filings, press releases, announcements and events. BioLineRx industry updates are also regularly updated on Facebook, Twitter, and LinkedIn.

Exhibit C-3

Confidential

Various statements in this release concerning future expectations constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include words such as “may,” “expects,” “anticipates,” “believes,” and “intends,” and describe opinions about future events. These forward-looking statements involve known and unknown risks and uncertainties that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of these risks are: changes in relationships with collaborators; the impact of competitive products and technological changes; risks relating to the development of new products; and the ability to implement technological improvements. These and other factors are more fully discussed in the “Risk Factors” sections of recent annual reports filed by the parties to this release. In addition, any forward-looking statements represent the parties’ views only as of the date of this release and should not be relied upon as representing their views as of any subsequent date. The parties do not assume any obligation to update any forward-looking statements unless required by law.

Contact:

PCG Advisory

Vivian Cervantes

Investor Relations

212-554-5482

vivian@pcgadvisory.com

or

Tsipi Haitovsky

Public Relations

+972-52-598-9892

tsipihai5@gmail.com

Exhibit C-4

[*]

[*]

Exhibit E

Tangible Materials List

Genentech’s Tangible Materials:

NONE	Quantity

BioLineRx’s Tangible Materials:

NONE	Quantity